Exhibit 99.2
JOHNSON & JOHNSON AND ACTELION LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
On January 26, 2017, Johnson & Johnson, Cilag Holding AG, a Swiss corporation and wholly owned subsidiary of Johnson & Johnson (Cilag Holding AG), and Janssen Holding GmbH, a Swiss corporation and wholly owned subsidiary of Johnson & Johnson (Janssen Holding GmbH), entered into a Transaction Agreement with Actelion Ltd, a Swiss corporation (Actelion). Concurrently with the execution of the Transaction Agreement, Johnson & Johnson, Cilag Holding AG, and Actelion (and affiliates thereof, as applicable) entered into a Demerger Agreement and certain other ancillary agreements.
On June 16, 2017, Johnson & Johnson announced the completion of the acquisition of Actelion for a total purchase price of approximately $30 billion in cash. The acquisition was completed through an all-cash public tender offer by Janssen Holding GmbH to acquire all publicly held shares of Actelion for $280 per share. The payment was funded by an affiliate of Johnson & Johnson from its available cash on hand. Actelion is now part of the Janssen Pharmaceutical Companies of Johnson & Johnson. Prior to the settlement of the acquisition and pursuant to the Demerger Agreement, Actelion’s drug discovery operations and early-stage clinical development assets (and associated liabilities) were separated into a newly-incorporated Swiss biopharmaceutical company, Idorsia Ltd (Idorsia). All of the shares of Idorsia were distributed to Actelion’s shareholders as a dividend in kind immediately prior to the settlement of the offer.

Immediately following the demerger of Idorsia, Idorsia had cash of CHF 1 billion, CHF 420 million of which was funded from cash on hand of Actelion and CHF 580 million of which was funded by an affiliate of Johnson & Johnson by way of a convertible loan facility with a tenor of ten years. Following the initial conversion of the convertible loan, Cilag Holding AG, holds 9.9% of the shares of Idorsia and, subject to certain limitations, will have the right to an additional 22.1% of Idorsia’s outstanding equity through the convertible loan. Additionally, Johnson & Johnson extended Idorsia a Swiss franc denominated credit facility of approximately $250 million at a rate of Libor +2% which matures in fifteen years.

As a result of the acquisition, Janssen Holding GmbH became the majority owner of Actelion, and will acquire the remaining untendered shares pursuant to a short-form merger or a squeeze-out procedure in accordance with Swiss law and takeover regulation.

The unaudited pro forma condensed combined statements of income for the fiscal year ended January 1, 2017 and for the three months ended April 2, 2017 combine the historical consolidated statements of income of Johnson & Johnson and Actelion, giving effect to the acquisition of Actelion and the demerger of Idorsia as if they had occurred on January 3, 2016. The unaudited pro forma condensed combined balance sheet as of April 2, 2017 combines the historical consolidated balance sheets of Johnson & Johnson and Actelion giving effect to the acquisition of Actelion and the demerger of Idorsia as if they had occurred on April 2, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that (1) are directly attributable to the acquisition of Actelion or the demerger of Idorsia, (2) are factually supportable, and (3) with respect to the statements of income, have a continuing impact on combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the companies’ historical statements referenced below:

•
        separate historical financial statements of Johnson & Johnson as of and for the year ended January 1, 2017 and the related notes included in Johnson & Johnson’s Annual Report on Form 10-K for the year ended January 1, 2017;

•
        separate historical financial statements of Actelion Ltd, as of and for the year ended December 31, 2016 and the related notes included in the Current Report on Form 8-K/A filed on August 29, 2017; and

•
        separate historical financial statements of Johnson & Johnson as of and for the three months ended April 2, 2017 and the related notes included in Johnson & Johnson’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2017.

To facilitate reference, all pro forma statements use Johnson & Johnson’s period-end dates and no adjustments were made to Actelion’s reported information for its different period-end dates.
For the pro forma balance sheet, the Actelion statements were originally presented in Swiss francs, and were converted to US dollars (USD) using a rate of approximately 1.0025. For the pro forma income statements, the Actelion statements were originally presented in Swiss francs, and were converted to US dollars (USD) using an average exchange rate of approximately 1.0154 for the year ended January 1, 2017, and 0.9958 for the three months ended April 2, 2017.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of the combined company’s actual financial position or actual results of operations had the transaction occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or operating results of the combined company. There were no material transactions between Johnson & Johnson and Actelion during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (GAAP standards) and in accordance with the regulations of the Securities and Exchange Commission (SEC). Johnson & Johnson has been determined to be the acquirer under the acquisition method of accounting. Due to the timing of the close of the transaction, Johnson & Johnson is still finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. The allocation of the purchase price included in the pro forma statements is based on the best estimate of management and is preliminary and subject to change. To assist management in the allocation, Johnson & Johnson engaged valuation specialists to prepare appraisals. Johnson & Johnson will finalize the amounts recognized as the information necessary to complete the analysis is obtained. Johnson & Johnson expects to finalize these amounts as soon as possible but no later than one year from the acquisition date.
In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve and realize as a result of the acquisition, the costs to integrate the operations of Johnson & Johnson and Actelion, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of April 2, 2017
(Dollars in Millions)

	Historical			Pro Forma Adjustments
	Johnson & Johnson	Actelion*	Idorsia*	Purchase Accounting /Pro Forma Adjustments	Conforming/Reclassifications	Note	Pro Forma Adjusted
Assets
Current Assets
Cash and cash equivalents	$20,909	762	(421)	(12,456)		1,3,8,12	$8,794
Marketable securities	18,434	—		(18,179)		3	255
Accounts receivable, trade, less allowances for doubtful accounts	12,300	485			(53)	13	12,732
Inventories	8,878	133		626		4	9,637
Prepaid expenses and other receivables	2,826	75	(18)		24	12,13,16	2,907
Total Current Assets	63,347	1,455	(439)	(30,009)	(29)		34,325

Property, plant, and equipment, net	16,191	349	(168)	(77)		11,12	16,295
Intangible assets, net	29,466	371		24,639		5	54,476
Goodwill	24,844	135		5,871		2	30,850
Deferred taxes on income	6,380	18			29	13	6,427
Other assets	4,690	20	(3)	559		8,10,12	5,266
Total Assets	$144,918	2,348	(610)	983	—		$147,639

Liabilities and Shareholders' Equity
Current Liabilities
Loans and notes payable	$5,355	—					$5,355
Accounts payable	6,082	98	(16)			12	6,164
Accrued liabilities	5,262	507	(56)	110	(233)	12,13,15,16	5,590
Accrued rebates, returns and promotions	5,451	—			102	13	5,553
Accrued compensation and employee related obligations	1,836	—			90	13	1,926
Accrued taxes on income	1,133	—					1,133
Total current liabilities	25,119	605	(72)	110	(41)		$25,721

Long-term debt	27,015	—					27,015
Deferred taxes on income	3,308	—		1,960	41	9,13	5,309
Employee related obligations	9,609	55	(25)	46		12,14,16	9,685
Other liabilities	9,526	149	(19)	134		1,7,12,16	9,790
Total liabilities	74,577	809	(116)	2,250	—		77,520

Shareholder's equity
Common stock	3,120	54		(54)		6	3,120
Accumulated other comp. income (loss)	(14,522)	(235)		235		6	(14,522)
Retained earnings	111,643	2,189	(498)	(1,913)		6,10,12,15	111,421
	100,241	2,008	(498)	(1,732)	—		100,019

Less: common stock held in treasury, at cost	29,900	465		(465)		6	29,900
Equity attributable to NCI		4	(4)			12	—
Total shareholders' equity	70,341	1,539	(494)	(1,267)	—		70,119
Total liabilities and shareholders' equity	$144,918	2,348	(610)	983	—		$147,639
*Actelion and Idorsia historical statements refer to the period ended March 31, 2017.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Income Statement
For the First Quarter Ended April 2, 2017
(Dollars and Shares in Millions Except Per Share Amounts)

	Historical			Pro Forma Adjustments
	Johnson & Johnson	Actelion*	Idorsia*	Purchase Accounting / Pro Forma Adjustments	Conforming/Reclassifications	Note	Pro Forma Adjusted
Sales to customers	$17,766	644					$18,410
Cost of products sold	5,386	65		682	14	17, 18	6,147
Gross profit	12,380	579		(682)	(14)		12,263

Selling, marketing and administrative expenses	4,737	199	(21)			20	4,915
Amortization of intangible assets		14			(14)	18	—
Research and development expense	2,060	153	(92)			20	2,121
In-process research and development	—	—					—
Interest income	(121)	—		62		19	(59)
Interest expense, net of portion capitalized	204	—					204
Other (income) expense, net	(160)	(1)					(161)
Restructuring	85	—					85
Earnings before provision for taxes on income	$5,575	214	113	(744)	—		5,158

Provision for taxes on income	1,153	19	29	(72)		21	1,129
Net earnings	$4,422	195	84	(672)	—		$4,029

Net earnings per share
Basic	$1.63						$1.49
Diluted	$1.61						$1.46
Average shares outstanding
Basic	2,706.6						2,706.6
Diluted	2,754.5						2,754.5
*Actelion and Idorsia historical statements refer to the three months ended March 31, 2017.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Income Statement
For the Year Ended January 1, 2017
(Dollars and Shares in Millions Except Per Share Amounts)

	Historical			Pro Forma Adjustments
	Johnson & Johnson	Actelion*	Idorsia*	Purchase Accounting / Pro Forma Adjustments	Conforming/Reclassifications	Note	Pro Forma Adjusted
Sales to customers	$71,890	2,455			$(6)	24	$74,339
Cost of products sold	21,685	249		3,371	56	17,18,23	25,361
Gross profit	50,205	2,206		(3,371)	(62)		48,978

Selling, marketing and administrative expenses	19,945	853	(41)	(81)		20,22	20,676
Amortization of intangible assets	—	56			(56)	18	—
Research and development expense	9,095	577	(287)			20	9,385
In-process research and development	29	—					29
Interest income	(368)	(1)		206		19	(163)
Interest expense, net of portion capitalized	726	—					726
Other (income) expense, net	484	(3)	(1)		(6)	20,24	474
Restructuring	491	—					491
Earnings before provision for taxes on income	19,803	724	329	(3,496)	—		17,360

Provision for taxes on income	3,263	93	86	(462)		21	2,980
Net earnings	$16,540	631	243	(3,034)	—		$14,380

Less: Net loss attributable to NCI	—	1	(1)			20	—

Net earnings attributable to shareholders	$16,540	632	242	(3,034)	—		$14,380

Net earnings per share
Basic	$6.04						$5.25
Diluted	$5.93						$5.16
Average shares outstanding
Basic	2,737.3						2,737.3
Diluted	2,788.9						2,788.9
*Actelion and Idorsia historical statements refer to the year ended December 31, 2016.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro Forma Condensed Combined Balance Sheet

1) Calculation of consideration to be transferred

(Dollars in millions)
Cash consideration for 100% of shares	$30,054
Ponesimod contingent consideration	132
Idorsia credit facility	30
Total consideration to be transferred	$30,216
Less: Cash acquired	(341)
Consideration to be transferred, net of cash acquired	$29,875

Johnson & Johnson (the Company) completed the acquisition of Actelion through an all cash tender offer in Switzerland for $280 per share, payable in U.S. dollars. As of June 16, 2017, the Company owned 99,303,760 shares, or approximately 92.51% of the shares to which the offer extended. The Company assumed a current liability of $2.2 billion for the shares not tendered, which the Company expects to pay in the second half of 2017. For purposes of the pro forma statements, the Company considers all shares were purchased at the date of the acquisition. Below is a summary of the consideration for the shares included in the tender offer as of June 16, 2017.

As of August 28, 2017, the Company owned approximately 98% of the shares of Actelion.

(Dollars in millions)
Cash tender	$27,805
Untendered shares	2,249
Total cash consideration for 100% of shares	$30,054

As part of the Demerger Agreement, the Company extended Idorsia a Swiss franc denominated credit facility of approximately $250 million at a rate of Libor +2% which matures in fifteen years. As of August 28, 2017, Idorsia has not made any draw-downs under the credit facility. The Company determined that the discount rate was below market value for this facility. A $30 million adjustment was taken to account for the below market interest rate on the line of credit.

2) Assets to be acquired and liabilities to be assumed
The assets acquired and the liabilities assumed by the Company as a result of the acquisition, reconciled to the consideration transferred, is detailed below. The excess of consideration transferred over the identifiable assets and liabilities was allocated to goodwill. The Company applied fair value guidance in accordance with US GAAP to perform the purchase price allocation. These fair values reflect the price that management would expect to receive to sell an asset or pay to transfer a liability between market participants at the measurement date.

(Dollars in millions)
Book value of net assets acquired	$1,045
Elim. of existing goodwill, inventory, property, plant, & equipment, and intangible assets	(820)
Adjusted book value of net assets acquired	225
Adjustments to:
Inventory	759
Intangible Assets	25,010
Property, plant, & equipment	104
Goodwill	5,871
Deferred Tax Liabilities	(1,960)
Contingent Consideration	(104)
Long Term Liability - credit facility	(30)
Consideration to be transferred, net of cash acquired	$29,875

3) Change in cash and cash equivalents and marketable securities
In order to fund the acquisition, the Company liquidated $18.2 billion in marketable securities, converting it to cash. The Company assumed a net cash balance of $341 million through the acquisition, which was Actelion's historical cash position less the cash that was transferred to Idorsia. As part of the Demerger Agreement, the Company provided Idorsia with a $581 million convertible loan, which is convertible into Idorsia shares. The actual cash consideration to complete the acquisition of all shares was $30,054 million.

(Dollars in millions)
Historical Johnson & Johnson cash and cash equivalents balance	$20,909
Historical Actelion cash and cash equivalents balance	762
Less: Idorsia cash and cash equivalents balance	(421)
Liquidation of marketable securities	18,179
Less: Convertible loan and investment (Note 8)	(581)
Cash consideration for 100% of shares (Note 1)	(30,054)
Pro forma adjusted cash balance	$8,794

4) Fair Value - Inventory
At the date of the acquisition, inventories are required to be measured at fair value, which the Company believes will approximate the net realizable value.

For purposes of the unaudited pro forma condensed combined financial statements, the Company has obtained an understanding of the nature, amount, and type of Actelion inventories as of April 2, 2017, in order to reasonably adjust inventories to fair value. Considering the typical margins in the pharmaceutical sector, the Company believes the fair value step up calculated is factually supportable and a reasonable indication of the fair value.

(Dollars in millions)
Finished goods	$483
Work-in-process	211
Raw materials	65
Actelion fair value inventory balance	759

Eliminate Actelion historical inventory balance	(133)
Required adjustment	$626

5) Fair Value - Intangible assets
The Company applied the income approach to calculate the fair value of intangible assets, which utilized a forecast of expected future net cash flows. The underlying assumptions used in the models were developed using the market participant approach, which requires that the model reflect the preferences and outcomes of all potential buyers in the marketplace. The Company's determination of future revenues and costs associated with the acquired intangible assets and in-process research and development were based on relevant industry growth drivers, the ease of obtaining regulatory and marketing approvals, the manufacturing and commercialization of the products, competitor releases, the products' future revenue generations, and the discount rates used in the analysis. The Company incorporated historical revenues, Actelion cost structures, and various other high-level management assumptions to reasonably determine the projected cash flows and corresponding fair values. Management determined the useful lives in accordance with the Company's policy for intangible assets. The fair values and useful lives of intangible assets acquired are as follows:

(Dollars in millions)	Fair Value	Weighted Avg. Useful Life
Patents and trademarks - finite-lived	$24,230	9 years
Purchased in-process research and development - indefinite lived	780	Indefinite
Total intangible assets	25,010

Eliminate Actelion historical intangible asset balances	(371)
Actelion fair value intangible asset balances	25,010
Required adjustment	$24,639

The patents and trademarks acquired are comprised of developed technology with a weighted average life of 9 years that was primarily based on the patent life of the marketed products. The intangible assets with definite lives were assigned asset lives ranging from 4 to 10 years. The in-process research and development intangible assets were valued for technology programs for unapproved products.

The value of the IPR&D was calculated using probability adjusted cash flow projections discounted for the risk inherent in such projects. The discount rate applied was 9%.

Impairment tests for indefinite lived intangible assets will be performed annually in the fiscal fourth quarter, or sooner, if warranted.

6) Actelion Equity
These adjustments were made to eliminate Actelion's historical equity balances, which includes common stock, treasury stock, accumulated other comprehensive income, and retained earnings.

7) Fair Value - Contingent consideration
Under US GAAP, assets and liabilities assumed from a business combination that result from contingencies are required to be measured at fair value if readily determinable. The Company will be required to make royalty payments to Ceptaris for the drug VALCHLOR®, an arrangement that Actelion had previously entered and the Company will now assume.

The Company will be making payments to Idorsia for a percentage of Ponesimod net sales. These contingent liabilities were determined based on expected future payments to be made to Idorsia and Ceptaris. The Company performed a fair value assessment to determine the sum of the present value of future royalty payments. Historical revenue, future revenue projections, and present value factors were key drivers in the fair value assessment, which the Company considers a reasonable indicator of the current liability. The Company determined the Ponesimod fair value, which is a new contingency resulting from the acquisition, to be $132 million as of the acquisition date. The Company determined the preexisting VALCHLOR® fair value to be $92 million, which is a $28 million decrease from the $120 million historical fair value. The net impact to other liabilities for contingent consideration is $104 million.

(Dollars in millions)	VALCHLOR® contingent consideration	Ponesimod contingent consideration	Impact to Other Liabilities
VALCHLOR® & Ponesimod contingent consideration	$(28)	132	104

8) Adjustment for convertible loan and investment in Idorsia
The Company provided Idorsia with a Swiss franc denominated convertible loan of approximately $581 million which is convertible into Idorsia shares. The first tranche of approximately $136 million was automatically converted one trading day following Idorsia's first day of trading. The Company recorded this $136 million as Other assets. For the remaining $445 million, the Company will convert into Idorsia shares as follows: (i) up to an aggregate shareholding of 16% of Idorsia shares if another shareholder holds more than 20% of the issued Idorsia Shares, and (ii) up to the balance of the remaining amount within 20 business days of the maturity date of the convertible loan, which holds a ten year maturity term. In the instance of an Idorsia takeover, the Company has the right to convert the convertible loan in full. The Company recorded the remaining amount of the convertible loan of $445 million in Other assets at amortized cost.

The Company reflected the investment in Idorsia and convertible loan on the pro forma condensed combined financial statements as a decrease in cash of $581 million, and an increase in Other assets of $581 million.

9) Calculation of deferred tax liability
The Company calculated the adjustments to the net deferred tax liability resulting from the acquisition. These adjustments and other deferred tax implications are primarily attributed to the fair value step-up adjustments. For the pro forma adjustments that impact the deferred tax liabilities, management applied a rate to the adjustments according to the corresponding tax jurisdiction and nature of the adjustments.

10) Minerva Investment
Due to regulatory requirements, the Company was required to dispose of the company's investment in a third party company, Minerva Neurosciences, of $22 million for no consideration. The offset to the loss on this disposition was a decrease in retained earnings.

11) Fair Value - Fixed assets
The components of Actelion's acquired property, plant, and equipment and new fair values are as follows:

(Dollars in millions)
	Fair Value	Useful Life
Land and leasehold improvements	$18	10-20 years
Buildings and building equipment	60	20-30 years
Machinery and equipment	26	2-13 years
	$104

The new fair values result in an overall net decrease in property, plant, and equipment of $77 million as the assets had a net book historical value of $181 million (after eliminating $168 million for Idorsia) at the date of the acquisition.

12) Elimination of Idorsia's financial impact
The Company eliminated the Idorsia financial impact using Idorsia's first quarter 2017 balances. Below are Idorsia's balances as of their period end date, March 31, 2017. Idorsia's balances were reported in Swiss Francs, which the Company converted to US dollars (USD) using a rate of approximately 1.0025.

(Dollars in millions)
Financial Statement Line Item:
Cash and cash equivalents	$421
Prepaid expenses and other receivables	18
Property, Plant, and Equipment, net	168
Other assets	3
Accounts payable	16
Accrued liabilities	56
Employee related obligations	25
Other liabilities	19
Retained earnings	498
Equity attributable to NCI	$4

13) Balance sheet reclassifications
The Company made several reclassification adjustments to conform Actelion's presentation to the Company's presentation. Below are the reclassifications adjusted in the first quarter pro forma balance sheet. Refer to the "Conforming /Reclassifications" column within the pro forma balance sheet for additional details.

Actelion's historical balance sheet classified $102 million of accrued rebates, returns and promotions in accrued liabilities. The Company reclassified the $102 million to accrued rebates, returns, and promotions in order to conform with the Company's presentation.

Actelion's historical balance sheet combined trade and other miscellaneous receivables into the same line item. As the Company presents trade and other receivables separately, $53 million in other receivables was reclassified from accounts receivable trade to prepaid expenses and other receivables in order to conform with the Company's presentation.

Actelion's historical balance sheet classified accrued compensation within accrued liabilities. The Company reclassified $90 million in accrued compensation from accrued liabilities to accrued compensation and employee related obligations in order to conform with the Company's presentation.

Actelion's historical balance sheet contained deferred tax assets classified in prepaid expenses and other receivables. Actelion's historical balance sheet also contained deferred tax liabilities in accrued liabilities. To conform with the Company's presentation in accordance with Accounting Standards Update 2015-17 which the Company adopted in 2015, $29 million in deferred tax assets was reclassified from current assets to non-current assets, and $41 million in deferred tax liabilities was reclassified from current liabilities to non-current liabilities.

14) Accrual for severance and employee related obligations
The Company made an adjustment of $46 million to account for termination benefits and other employee related obligations under the Company's policy. This adjustment of $46 million was partially offset by the elimination of Idorsia's accrual of $25 million for employee related obligations, as Idorsia retains the employee benefit obligations for its employees under the former Actelion pension plan.

15) Accrual for transaction costs
The Company incurred $110 million in transaction costs directly related to the Actelion acquisition. These costs included legal and consulting fees, accounting fees, and investment banking fees. The Company recorded this adjustment to accrued liabilities as these costs were recognized in the second quarter 2017 and are factually supportable, but were not accrued in the historical first quarter 2017 balance sheet presented. Considering these costs are non-recurring in nature, they were not adjusted on the pro forma income statements.

16) Combining of balance sheet line items
There were several differences between the Company's presentation of balance sheet line items and Actelion's presentation. In order to conform to the Company's presentation, the following line item adjustments were made:

•	The Company combined Actelion's prepaid assets and other current assets with the Company's prepaid expenses and other receivables. Refer to Note 13 for additional reclassifications.

•	The Company combined Actelion's accrued expenses and other current liabilities with the Company's accrued liabilities. Refer to Note 13 for additional reclassifications.

•	The Company combined Actelion's pension liability with the Company's employee related obligations.

•	The Company combined Actelion's contingent consideration and other noncurrent liabilities with the Company's other liabilities.

Pro Forma Condensed Combined Income Statement

17) Calculation of depreciation expense (benefit) related to property, plant, and equipment fair value adjustment
The Company calculated the adjusted depreciation expense related to the property, plant, and equipment fair value adjustment using the straight-line method. The Company eliminated the historical depreciation and recalculated the adjusted depreciation using the new fair values and useful lives resulting from the purchase price allocation.

(Dollars in millions)	Three months ended April 2, 2017	Year ended January 1, 2017
Eliminate historical depreciation expense	$(8)	(32)
Depreciation expense for buildings and building equipment based on new fair value	0.5	2
Depreciation expense for machinery and equipment based on new fair value	1.5	6
	$(6)	(24)

18) Calculation of additional amortization expense (benefit) related to intangible asset fair value adjustment
Actelion classified amortization of intangible assets as a separate line item in the operating expense section of the income statement. In order to align with the Company's presentation, the Company reclassified amortization expense from the operating expense section of the income statement to cost of products sold. The historical Actelion amortization expense was eliminated, and the Company calculated the additional amortization expense related to the intangible asset fair value adjustment. The calculation uses the straight-line method and applies the assets' fair value over the weighted average useful life.

(Dollars in millions)	Three months ended April 2, 2017	Year ended January 1, 2017
Eliminate historical amortization expense	$(14)	(56)
Amortization expense for developed technology - finite lived, useful life of 9 years	702	2,809
	$688	2,753

19) Interest income forgone
The Company assumed interest income forgone of $206 million ($62 million for three months) as a result of utilizing the cash and marketable securities that funded the transaction. The Company calculated the interest income forgone using a weighted average short-term interest rate of 0.37% (0.47% for three months) and a mid-term interest rate of 1.22% (1.32% for three months), which was derived from the Company's actual rates realized in the periods presented.

20) Elimination of Idorsia's financial impact
The Company eliminated the Idorsia financial impact using Idorsia's income statement balances. Below are Idorsia's balances for the periods presented. The Idorsia balances were originally presented in Swiss Francs, and therefore were converted to US dollars (USD) using an average exchange rate of approximately 1.0154 for the year ended January 1, 2017, and 0.9958 for the three months ended April 2, 2017.
.

(Dollars in millions)	Three months ended March 31, 2017	Twelve months ended December 31, 2016
Selling, marketing and administrative expenses	$21	41
Research and development expense	92	287
Other (income) expense, net	—	(1)
Net loss attributable to NCI	$—	1

21) Provision for income taxes
For each pro forma adjustment that impacted net income, the Company calculated the resulting impact on the provision for income taxes based on the nature of the adjustment, applying the applicable statutory tax rate.

22) Actelion transaction costs
The 2016 Actelion income statement contains $81 million in transaction costs specific to the acquisition within selling, marketing and administrative expenses. As these costs are non-recurring in nature, they were eliminated from the consolidated income statement results for pro forma purposes.

23) Change in cost of products sold due to inventory fair value adjustment
The Company adjusted cost of products sold to reflect the $642 million fair value step-up to inventory. This increase is only expected to impact the twelve month period of 2016 based on the adjusted fair values and days of supply at the product level. The Company does not expect the adjustments to carryover into the first quarter 2017.

24) Income statement reclassification
Actelion's historical year end income statement classified $6 million of contract revenue related to a collaborative agreement in the revenue line. The Company reclassified the $6 million to Other income (expense), net in order to conform to the Company's presentation.